November 30, 1995


Diamond Shamrock, Inc.
9830 Colonnade Boulevard
San Antonio, Texas 78230

Re:  Diamond Shamrock, Inc. Nonqualified 401(k) Plan

Gentlemen:

I am Senior Vice President/Group Executive and General Counsel for Diamond Shamrock, Inc., a Delaware corporation (the "Company"). The Company expects to file with the Securities and Exchange Commission on or about November 30, 1995 under the Securities Act of 1933, as amended, a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering 100,000 shares of common stock, $0.01 par value of the Company ("Common Stock") (which Common Stock will be acquired from time to time in the open market pursuant to the terms of the Diamond Shamrock, Inc. Nonqualified 401(k) Plan (the "Plan") and the Trust Agreement dated April 8, 1988 between the Company and Key Trust Company of Ohio, N.A. and $3,000,000 of Deferred Compensation Obligations which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the Plan terms and which may be deemed securities.

In connection with such filing, I have examined the Plan and such other documents, records and matters of law as I have deemed necessary for purposes of this opinion and based thereupon, I am of the opinion that the Deferred Compensation Obligations that may be issued in accordance with the provisions of the Plan, when issued, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 for the Plan filed by the Company with the Securities and Exchange Commission to effect registration of such Deferred Compensation Obligations under the Securities Act of 1933, as amended.

Very truly yours,


/s/ Timothy J. Fretthold

    Timothy J. Fretthold

TJF/lmk
3008.LW